Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952-806-1707
Andy Larew — Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS REPORTS FIRST QUARTER REVENUES OF $569 MILLION

-Service Customer Visitation Trends Continue to Improve-

MINNEAPOLIS, October 10, 2011 — Regis Corporation (NYSE:RGS), the global leader in the $160 billion hair care industry, today reported consolidated revenues decreased 1.7 percent in the first fiscal quarter of 2012 to $569 million, compared to $578 million a year ago.  First quarter total same-store sales decreased 3.1 percent.

“While there was moderate improvement in service customer visitation trends of thirty basis points versus the fourth quarter, we are not satisfied.  The Company continues to take numerous concrete steps to convert new trial into repeat salon visits, and we are confident that customer visitation trends will continue to improve throughout the year.  The Regis management team remains committed to implementing its important revenue and aggressive cost cutting initiatives to drive customer traffic and enhanced financial performance,” said Randy L. Pearce, President.

First Quarter Revenues:

	For the Three Months Ended September 30, 2011
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated
Revenues:
Service	$390,164	$24,805	$17,349	$432,318
Product	98,136	8,636	19,368	126,140
Royalties and fees	9,556	—	635	10,191
Total	$497,856	$33,441	$37,352	$568,649

	For the Three Months Ended September 30, 2010
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated
Revenues:
Service	$397,321	$25,363	$16,845	$439,529
Product	100,120	9,695	18,790	128,605
Royalties and fees	9,492	—	619	10,111
Total	$506,933	$35,058	$36,254	$578,245

First Quarter Same-Store Sales:

For the Three Months Ended September 30,

	2011			2010
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-4.5%	1.6%	-3.5%	-4.4%	3.7%	-3.1%
MasterCuts	-4.3	-1.0	-3.7	0.3	11.5	2.2
Supercuts	0.0	-4.3	-0.5	-0.3	1.1	-0.2
Promenade	-2.6	-5.7	-3.0	-3.8	1.1	-3.3
SmartStyle	-3.6	-4.3	-3.8	-1.5	0.2	-0.9
North America Same-Store Sales	-3.0%	-3.1%	-3.0%	-2.6%	2.0%	-1.7%

International Same-Store Sales	-6.6%	-15.1%	-9.4%	-3.1%	0.7%	-1.9%

Hair Restoration Same-Store Sales	-1.1%	3.7%	1.3%	2.2%	1.0%	1.5%

Consolidated Same-Store Sales	-3.1%	-3.2%	-3.1%	-2.4%	1.7%	-1.5%

International same-store sales for the quarter represent the 12-week period ended September 17, 2011 versus the 12-week period ended September 18, 2010.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2011, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue. Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, please visit the Investor Information section of the corporate website at www.regiscorp.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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